EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ANN INC. Provides Update for Fiscal Fourth Quarter and Full Year 2012

New York, NY, February 7, 2013 – ANN INC. (NYSE: ANN) today announced that it expects to report record earnings per share for the full year of fiscal 2012, notwithstanding lower-than-anticipated results for the fourth quarter.

Update on Full Year 2012 Outlook

Based on preliminary results, the Company is providing an update to the full year fiscal 2012 outlook it provided on November 28, 2012, as follows:

•	Total net sales for fiscal 2012 are now expected to be $2.376 billion, reflecting a total Company comparable sales increase of 3%.

•	Gross margin rate performance is expected to be approximately 54.8%.

•	Total SG&A expenses are expected to be approximately $1.136 billion.

•	The Company’s effective annual tax rate is expected to be approximately 39.5%.

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During fiscal 2012, the Company repurchased 4.9 million shares at a total cost of approximately $135 million, resulting in an expected total weighted average diluted share count of approximately 49 million for the full year.

•	Capital expenditures are expected to approach $155 million.

Kay Krill, President and Chief Executive Officer, said, “We are pleased that we will be reporting very strong year-over-year results for fiscal 2012. For the full year, we expect to report record earnings per share and double-digit growth in net income. We will also report strong sales and increased operating profit, as well as strong double-digit growth in e-commerce for the year, all of which reflect the benefit of our strategic growth initiatives.

“In terms of the fourth quarter, the drivers of the softer-than-expected results were twofold: First, ANN INC. has a high concentration of sales in the Northeast region, which were negatively impacted by the lingering effects of Hurricane Sandy. In addition, LOFT’s fourth-quarter investment in bright colors did not resonate with our clients this holiday season. As a result, promotions at LOFT ramped up in the back half of the quarter, which pressured margins but effectively cleared through Holiday inventories in order to enter the Spring season in a healthy position.

“At Ann Taylor, we were pleased that the brand continued to make meaningful progress, achieving higher sales and gross margin for the quarter, compared with the fourth quarter of 2011. In addition, the factory outlet channel was successful in delivering profitable growth despite soft traffic and comparable sales.

“Looking ahead, we have entered the first quarter with clean inventories at both brands, and we are well positioned to deliver profitable growth in fiscal 2013. We remain focused on continuing the successful roll-out of our strategic initiatives and remain confident that these will drive further long-term growth,” she said.

Update on Fourth Quarter 2012 Outlook

Based on preliminary results, the Company is providing an update to the fiscal fourth quarter 2012 outlook it provided on November 28, 2012, as follows:

•	Total Company net sales for the fiscal fourth quarter of 2012 are now expected to be $608 million, reflecting a comparable sales decline of 1%.

•	At the Ann Taylor brand, total comparable sales increased 1%, reflecting a comparable sales increase of 5% at Ann Taylor, partially offset by a decline of 7% in the Ann Taylor Factory channel.

•	At the LOFT brand, total comparable sales decreased 2%, reflecting declines of 1% at LOFT and 7% in the LOFT Outlet channel.

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Gross margin rate for the Company is expected to be 49.0%, an increase of 10 basis points versus the fourth quarter of 2011, but below our initial expectations. This performance reflected a higher-than-anticipated promotional cadence in December and January.

•	Selling, general and administrative expenses are estimated to be $297 million.

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During the fiscal fourth quarter, the Company repurchased 1.8 million shares at a total cost of approximately $60 million, resulting in an expected total weighted average diluted share count of approximately 48 million for the fourth quarter.

Fiscal Fourth Quarter and Year-End 2012 Conference Call Information

ANN INC. (NYSE: ANN) will release its fiscal fourth quarter and full-year 2012 results on Friday, March 8, 2013. Results will be released over PR Newswire at approximately 8:00 A.M. Eastern Time. The Company will also host a live conference call and simultaneous audio webcast from 8:30 A.M. to 9:30 A.M. Eastern Time which will include comments from management and a question and answer session.

Parties interested in participating in this call should dial in at 888-469-3144 five minutes prior to the start time. The conference access code is 8117215. A recording of the call will be available from March 8 through March 15. To hear the recording, please call 888-568-0906. No conference access code is needed for the call recording.

To access the simultaneous webcast of the conference call (a replay of which will be available), please access the Company’s Investor Relations web site at http://investor.anninc.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

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the Company’s ability to successfully implement its business transformation initiatives and upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts;

•	the impact of fluctuations in sourcing costs, in particular increases in the costs of raw materials, labor, fuel and transportation;

•	the depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

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the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

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the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of competitive pressures from other retailers;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

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the Company’s dependence on its Louisville distribution center and third-party distribution facilities and transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the third-party vendors that it utilizes;

•	the impact on the Company’s stock price relating to the Company’s level of sales and earnings growth;
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acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s dependence on shopping malls and other retail centers to attract customers;

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the impact of climate change on the Company’s business.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. The Company operates 981 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada as of October 27, 2012, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199